Novusterra Inc.

Novusterra Inc.
Carbon Feedstock Processing Agreement

The parties to this Carbon Feedstock Processing Agreement (the "Processing Agreement") are Novusterra Inc. (the purchaser of services) and McCoy Elkhorn Coal LLC (the provider of services).

Parties: McCoy Elkhorn Coal LLC ("MEC") agrees to provide dredging, material processing and loading services for the benefit of Novusterra Inc. ("NOVS") according to the pricing schedule below:

Materials: MEC agrees to processes those materials described in "Exhibit A" to this Agreement (the Feedstock Acquisition Agreement dated September 30th , 2024 between Land Resources & Royalties LLC and Novusterra Inc) for the following price:

Cost: Dredging Cost: MEC will charge NOVS $5.50 (Five Dollars and Fifty Cents) per short ton of raw material that is dredged.

Processing Cost: MEC will charge NOVS $7.25 (Seven Dollars and Twenty-Five Cents) to process each short ton of raw material that is processed through its processing plant.

Loading Cost: MEC agrees to charge NOVS $2.75 per clean short ton that is loaded from its property.

Quality Specifications Based on historical processing at the MEC facility, MEC agrees that they can produce the following approximate quality of product:

Percentage (%) Yield: 37.11

Ash: 20%

Sulfur: -1

BTU: 11,800

1mm x 300 mesh

Payment: NOVS agrees to make payment on the 30th day of the following month for all material that has been fully processed and loaded from the MEC facility.

This document has been thoroughly reviewed and agreed upon by the following:

Tarlis Thompson

President, McCoy Elkhorn Coal LLC

Greg Jensen

CEO, Novusterra Inc.